Exhibit 99.1

March 1, 2011	Analyst Contact:	Andrew Ziola
	Media Contact:	918-588-7163 Brad Borror 918-588-7582
ONEOK, Inc. and ONEOK Partners to Participate in
UBS Natural Gas, Electric Power and Coal Conference

    TULSA, Okla. – March 1, 2011 – ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) will participate in the UBS Natural Gas, Electric Power and Coal Conference in Dallas on Wednesday, March 2, 2011.

    Robert F. Martinovich, senior vice president, chief financial officer and treasurer of ONEOK and ONEOK Partners, and Pierce H. Norton, chief operating officer of ONEOK, will be conducting a series of one-on-one meetings with members of the investment community.

    The materials utilized at the conference will be accessible on the ONEOK and ONEOK Partners websites, www.oneok.com, www.oneokpartners.com, on Wednesday, March 2, 2011, beginning at 7 a.m. Central Standard Time.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For more information, visit the websites at www.oneokpartners.com or www.oneok.com.

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